CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post-Effective Amendment 29 and 31 to the Registration Statement on Form N-1A of Renaissance Capital Greenwich Funds regarding the Prospectus and Statement of Additional Information of Renaissance International IPO ETF, a series of Renaissance Capital Greenwich Funds.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 1, 2014